EXHIBIT 4.24

SHARE OPTION SCHEME
OF
China Mass Media Corp.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme, save where the context otherwise requires, the following expressions have the respective meanings set opposite them :

Expression	Meanings

“%”	per cent

“Adoption Date”	the date on which this Scheme becomes unconditional upon fulfillment of the conditions set out in paragraph 2.1

“Applicable Shares”	has the meaning given to that term in paragraph 9.2

“associate(s)”	has the meaning ascribed to it under the Listing Rules

“Auditors”	the auditors for the time being of the Company

“Board”	the board of directors of the Company or a duly authorised committee thereof

“business day”	any day (excluding Saturday) on which banks in Hong Kong are open generally for business

“Company”	China Mass Media Corp., a company incorporated in the Cayman Islands with limited liability

“Date of Grant”	the date on which the Board resolves to make an offer to grant an Option under this Scheme to an Participant

“Director(s)”	the director(s) of the Company from time to time

“Grantee”
any Participant who accepts an Offer in accordance with the terms of this Scheme, or (where the context so permits) any person who is entitled to any such Option in consequence of the death of the original Grantee

“Group”	the Company and its Subsidiaries

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

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“Individual Limit”	has the meaning given to that term in paragraph 8.5

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Offer”	the offer of the grant of an Option made in accordance with paragraph [ 4 ]

“Option”	a right granted to subscribe for Shares pursuant to this Scheme

“Option Period”	a period to be notified by the Board to each Grantee at the time of making an Offer which shall not expire later than ten years from the Date of Grant

“Participants”
(a)  any full-time employee, director (including any non-executive director or independent non-executive director) and part time employee with weekly working hours of 15 hours or above of the Company or of any of its Subsidiaries;

(b) any adviser or consultant (in the areas of financial or corporate managerial) to the Company or to any of its Subsidiaries; and

(c)  any adviser, consultant, agent, business affiliate or any person or entity who provides research or other support directly or indirectly to the Group, and any employee, adviser or consultant to the investment management company for the Company, who, at the sole determination of the Board, has contributed to the Group (the assessment criteria of which are (i) such person’s contribution to the development and performance of the Group; (ii) the quality of work performed by such person for the Group directly or indirectly; (iii) the initiative and commitment of such person in performing his or her duties; and (iv) the length of service or contribution of such person to the Group)

“Scheme Limit”	has the meaning given to that term in paragraph 8.1

“Scheme Mandate Limit”	has the meaning given to that term in paragraph 8.2

“Scheme”	the share option scheme in its present form or as amended from time to time in accordance with the provisions hereof

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“Share Registrar”	the Hong Kong branch share registrar of the Company from time to time

“Shareholders”	holders of Shares

“Shares”	the ordinary share(s) in the share capital of the Company with a par value of US$0.001 each

“Stock Exchange”	the Stock Exchange of Hong Kong Limited

“Subscription Price”	the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option as described in paragraph 5

“Subsidiary”
a company which is for the time being and from time to time a subsidiary (within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)) of the Company, whether incorporated in Hong Kong or elsewhere

1.2	In this Scheme, save where the context otherwise requires :-

(i)	the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of this Scheme;

(ii)	references to paragraphs are references to paragraphs of this Scheme;

(iii)
references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(iv)	expressions in the singular shall include the plural and vice versa;

(v)	expressions in any gender shall include other genders; and

(vi)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organizations, associations, enterprises and branches.

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2	APPROVAL CONDITIONS

2.1	This Scheme shall take effect subject to and be conditional upon :

(i)
the passing of the necessary resolution(s) by Shareholders at general meeting to approve and adopt this Scheme, and to authorise the Directors to grant Options and to allot, issue and deal with Shares pursuant to the exercise of any Options granted under this Scheme; and

(ii)	the Listing Committee of the Stock Exchange granting approval to the listing of, and permission to deal in, any Shares to be issued pursuant to the exercise of Options granted under this Scheme.

2.2
If any of the above conditions are not satisfied, this Scheme shall forthwith determine, any Option granted or agreed to be granted pursuant to this Scheme and any offer of such grant shall be of no effect and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Scheme.

3	PURPOSE, DURATION AND ADMINISTRATION

3.1
The purpose of this Scheme is to provide Participants with the opportunity to acquire proprietary interests in the Company and to encourage Participants to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole.

3.2
Subject to paragraphs 2 and 13, this Scheme shall be valid and effective for a period of ten years commencing on the Adoption Date. After the expiry of the ten-year period, no further Options will be offered or granted but in all other respects the provisions of this Scheme shall remain in force and effect in respect of Options granted under this Scheme but not yet exercised at the time of its termination. Options complying with the provisions of Chapter 17 of the Listing Rules which are granted during the life of this Scheme shall continue to be exercisable in accordance with their terms of issue after the end of the ten-year period.

3.3
This Scheme shall be subject to the administration of the Board, and the decision of the Board shall be final and binding on all parties. The Board shall have the right to (i) interpret and construe the provisions of this Scheme, (ii) determine the persons who will be offered Options under this Scheme, and the number of Shares and Subscription Price of the Options, (iii) subject to paragraph 12, make such appropriate and equitable adjustments to the terms of Options granted under this Scheme as it deems necessary, and (iv) make such other decisions or determinations as it shall deem appropriate in relation to the grant of Options and/or the administration of this Scheme. The interpretation of this Scheme by the Board must be in accordance with Chapter 17 of the Listing Rules and any interpretation of this Scheme if it amounts to alteration of this Scheme referred to in paragraph 12 must comply with the provisions in paragraph 12.

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3.4
No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or Director of the Company to whom any duty or power relating to the administration or interpretation of this Scheme may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Scheme unless arising out of such person’s own fraud or bad faith.

3.5
A Participant shall ensure that any exercise of Option under paragraph 6 is valid and complies with all laws, legislation and regulations to which he is subject. The Directors may, as a condition precedent of allotting Shares upon the exercise of an Option, require the relevant Participant to produce such evidence as it may reasonably require for such purpose.

4	GRANT OF OPTION

4.1
On and subject to the terms of this Scheme, the Board shall be entitled but shall not be bound at any time within a period of ten (10) years after the Adoption Date to make an Offer to any Participant, as the Board may in its absolute discretion select, to take up an Option pursuant to which such Participant may, during the Option Period, subscribe for such number of Shares as the Board may determine at the Subscription Price. The Offer shall specify the terms on which the Option is to be granted. Such terms may at the discretion of the Board, be imposed (or not imposed) either on a case by case basis or generally. There are no minimum periods for which an Option granted must be held and/or minimum performance targets that must be reached before the Option can be exercised in whole or in part, unless otherwise determined by the Board. A Date of Grant shall be a business day.

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4.2
The Directors shall not make an Offer to any Participant after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been published in accordance with the Listing Rules. In particular, during the period commencing one month immediately preceding the earlier of (i) the date of the meeting of the Board (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s interim or annual results (whether or not required under the Listing Rules); (ii) the last date on which the Company mush publish its interim or annual results announcement under the Listing Rules, and ending on the date of the announcement of the results, no Option may be granted.

4.3
The grant of Options to any Director, chief executive or substantial shareholder (as that term is defined in the Listing Rules) of the Company or their respective associates shall be approved by the independent non-executive Directors (excluding any independent non-executive director who is the proposed grantee of the Option). Where any grant of Options to a an independent non-executive Director or substantial shareholder of the Company (as that term is defined in the Listing Rules), or any of their respective associates, would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant :-

(i)	representing in aggregate over 0.1% of the Shares in issue for the time being; and

(ii)	having an aggregate value, based on the closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange on the Date of Grant, in excess of HK$5 million,

such grant of Options shall be approved by the Shareholders (voting by way of poll). All connected persons (as defined in the Listing Rules) of the Company shall abstain from voting at such general meeting, except that any connected person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular to be sent to the Shareholders in connection therewith.

4.4
No Offer shall be made and no Option shall be granted to any Participant at a time when the Participant would or might be prohibited from dealing in the Shares by the Listing Rules or by any applicable rules, regulations or law.

4.5
An Offer shall be made to a Participant by letter in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Participant to whom an Offer is made for a period of 7 days or such other period as the Board may decide from the date on which the letter containing the Offer is delivered to that Participant, provided that no such Offer shall be open for acceptance after the tenth anniversary of the Adoption Date or after this Scheme has been terminated in accordance with the provisions hereof.

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4.6
An Offer shall be deemed to have been accepted and the Option to which the Offer relates shall be deemed to have been granted and to have taken effect when the duplicate of the offer letter comprising acceptance of the Offer duly signed by the Grantee with the number of Shares in respect of which the Offer is accepted clearly stated therein, together with a remittance in favour of the Company of HK$1.00 or such other amount as decided by the Board by way of consideration for the grant thereof, is received by the Company. Such remittance shall in no circumstances be refundable.

4.7
Any Offer may be accepted in respect of less than the number of Shares for which it is offered provided that it is accepted in respect of such number of shares as represents a board lot for dealing in Shares on the Stock Exchange or an integral multiple thereof. To the extent that the Offer is not accepted within 7 days (or such other period referred to in paragraph 4.5) in the manner indicated in paragraph 4.6, it will be deemed to have been irrevocable declined.

5	SUBSCRIPTION PRICE

5.1	The subscription price shall be such price determined by the Board at its absolute discretion and notified to the Participant in the Offer but shall be no less than the highest of :

(i)	the closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange on the Date of Grant;

(ii)	the average closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange for the 5 business days immediately preceding the Date of Grant; and

(iii)	the nominal value of a Share on the Date of Grant.

6	EXERCISE OF OPTIONS

6.1
An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any other person over or in relation to any Option. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Grantee without incurring any liability on the part of the Company.

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6.2
An Option may, subject to the provisions in paragraph 9, be exercised in whole or in part in the manner as set out in paragraph 6.3 by the Grantee giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance of the amount of the Subscription Price multiplied by the number of Shares in respect of which the notice is given. Within 10 business days after receipt of the notice and, where appropriate, receipt of the Auditors’ certificate pursuant to paragraph 10, the Company shall allot, and shall instruct the Share Registrar to issue, the relevant Shares to the Grantee credited as fully paid and issue to the Grantee a share certificate in respect of the Shares so allotted.

6.3
Subject to the provisions in paragraph 9 and subject to the terms and conditions upon which such Option was granted, the Option may be exercised by the Grantee at any time during the Option Period, provided that :

(a)
in the event the Grantee, if an employee, cease to be an employee of the Group for any reason other than on his/her death or the termination of his/her employment on one or more of the grounds specified in paragraph 7.1(g), the Option shall lapse on the date of cessation of such employment and not be exercisable unless the Board otherwise determines in which event the Option shall be exercisable to the extent and within such period as the Board may determine. The date of cessation of employment shall be the last actual working day on which the Grantee was physically at work with the Company or the relevant Subsidiary, whether salary is paid in lieu of notice or not;

(b)
in the event the Grantee, if an employee of the Group, dies before exercising the Option in full and none of the events which would be a ground for termination of his or her employment under paragraph 7.1(g) then exists, the personal representative(s) of the Grantee shall be entitled within a period of 12 months from the date of death to exercise the Option up to the entitlement of such Grantee as at the date of death, failing which the Option will lapse;

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(c)
if a general offer by way of takeover (other than by way of scheme of arrangement pursuant to paragraph 6.3(d) below) is made to all the Shareholders (or all such holders other than the offeror, any person controlled by the offeror and any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional prior to the expiry date of the relevant Option, the Company shall forthwith give notice thereof to the Grantee and the Grantee shall be entitled to exercise the Option either to its full extent or to the extent notified by the Company pursuant to paragraph 6.4(b) at any time within such period as shall be notified by the Company;

(d)
if a general offer by way of scheme of arrangement is made to all the Shareholders and has been approved by the necessary number of Shareholders at the requisite meetings, the Company shall give notice thereof to the Grantee and the Grantee may at any time thereafter (but before such time as shall be notified by the Company) exercise the Option either to its full extent or to the extent notified by the Company pursuant to paragraph 6.4(b);

(e)
in the event a notice is given by the Company to its Shareholders to convene a Shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind up the Company, the Company shall give notice thereof to the Grantee and the Grantee may at any time thereafter (but before such time as shall be notified by the Company) exercise the Option either to its full extent or to the extent notified by the Company pursuant to paragraph 6.4(b), and the Company shall as soon as possible and in any event no later than three days prior to the date of the proposed Shareholders’ meeting, allot, issue and register in the name of the Grantee such number of fully paid Shares which fall to be issued on any exercise of such Option; and

(f)
in the event of a compromise or arrangement, other than a scheme of arrangement contemplated in paragraph 6.3(d) above, between the Company and its members or creditors being proposed in connection with a scheme for the reconstruction or amalgamation of the Company, the Company shall give notice to all Grantees on the same day as it gives notice of the meeting to its members or creditors to consider such a scheme or arrangement and the Grantee may at any time thereafter but before such time as shall be notified by the Company exercise the Option either to its full extent or to the extent notified by the Company pursuant to paragraph 6.4(b), and the Company shall as soon as possible and in any event no later than three days prior to the date of the proposed meeting, allot, issue and register in the name of the Grantee such number of fully paid Shares which fall to be issued on any exercise of such Option.

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6.4	For the purpose of paragraphs 6 and 7 :

(a)	any references to exercising an Option shall refer to exercising that Option to the extent not already exercised, notwithstanding that the Option Period has not come into effect;

(b)
pursuant to paragraph 6.3(c), (d), (e) and (f), the Company may, at the same time as giving the notice provided for under each of these paragraphs, also give notice to a Grantee that an Option may be exercised in part only, provided that the extent to which an Option may be exercised in part only shall not be less than the extent to which the Grantee could otherwise exercise the Option at the relevant time if no such notice is given;

(c)	if the Company gives notice under paragraph 6.4(b) that an Option can be exercised in part only, the balance of the Option shall be deemed to have lapsed; and

(d)
any reference to “employee” in paragraph 6 and paragraph 7.1(g) and (h) shall include any executive Director (but exclude any non-executive Director) of the Company and of its Subsidiaries, and the term “employment” shall be construed accordingly.

6.5
The Shares to be allotted and issued upon the exercised of an Option will be subject to all the provisions of the memorandum and articles of association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of the name of the Grantee is registered on the register of members of the Company. Prior to the Grantee being registered on the register of members of the Company, the Grantee shall not have any voting rights, or rights to participate in any dividends or distributions or any rights arising on a liquidation of the Company, in respect of the Shares to be issued upon the exercise of the Option.

6.6
Any Options granted but not exercised may be cancelled if the Grantee so agrees and new options may be granted to the Grantee provided such new options are granted under a share option scheme with available unissued options (excluding the cancelled Options) within the limit prescribed by paragraph 8 and otherwise comply with the terms of the relevant scheme pursuant to which such new options are granted.

7	LAPSE OF OPTION

7.1	An option shall lapse automatically and not be exercisable, to the extent not already exercised, on the earliest of :

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(a)	the expiry of the Option Period (subject to the provisions of paragraph 3.2 and 13.1);

(b)	the expiry of the periods for exercising the Option as referred to in paragraphs 6.3(a), (b) or (e);

(c)
subject to any court of competent jurisdiction not making an order the effect of which is to prohibit the offeror from acquiring the remaining Shares in the offer, the expiry of the period referred to in paragraph 6.3(c);

(d)
subject to the scheme of arrangement or compromise (referred to in paragraph 6.3(d) or (f)) becoming effective, the expiry of the period for exercising an Option as referred to in paragraph 6.3(d) or (f);

(e)	subject to paragraph 6.3(e), the date of the commencement of the winding-up of the Company;

(f)	the date on which the Grantee commits a breach of paragraph 6.1;

(g)
the date on which the Grantee, if an employee, ceases to be an employee of the Group by reason of the termination of his or her employment on the grounds that he or she has been guilty of serious misconduct, or appears either to be unable to pay or to have no reasonable prospect of being able to pay his or her debts or has become bankrupt or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or on any other ground on which an employer would be entitled to terminate his or her employment summarily; and

(h)	subject to paragraph 6.3(a), the date the Grantee, if an employee, ceases to be an employee of the Group by any other reason.

8	MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS

8.1
The overall limit on the number of Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under this Scheme and other share option schemes of the Company must not exceed 30% of the Shares in issue from time to time (“Scheme Limit”).

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8.2
Subject to paragraphs 8.1, 8.3, 8.4, 8.5 and 8.6, the Shares which are the subject of Options that may be granted immediately after the Adoption Date and options to be granted under any other option schemes of the Company must not in aggregate exceed 10% of the Shares in issue as at the Adoption Date (the “Scheme Mandate Limit”). Options lapsed in accordance with the terms of the relevant scheme shall not be counted for the purpose of calculating the Scheme Mandate Limit.

8.3
The Company may renew the Scheme Mandate Limit at any time subject to prior Shareholders’ approval. However, the Scheme Mandate Limit as renewed shall not exceed 10% of the Shares in issue as at the date of the aforesaid Shareholders’ approval. Options previously granted under this Scheme, and other share option schemes (including those outstanding, cancelled, lapsed in accordance with the schemes or exercised options) shall not be counted for the purpose of calculating the limit as renewed. A circular must be sent to Shareholders in connection with the meeting at which their approval will be sought.

8.4
The Company may also seek separate Shareholders’ approval for granting Options beyond the Scheme Mandate Limit to Participants specifically identified by the Company before the aforesaid Shareholders’ meeting where such approval is sought. A circular must be sent to Shareholders containing a generic description of the identified Participants, the number and terms of the Options to be granted, the purpose of granting Options to the identified Participants, and how these Options serve such purpose.

8.5
The total number of Shares issued and to be issued upon exercise of the Options granted and to be granted to each Participant or Grantee (as the case may be) (including both exercised, cancelled and outstanding options) in any 12-month period must not exceed 1% of the Shares in issue (the “Individual Limit”). Any further grant of Options in excess of the Individual Limit shall be subject to Shareholders’ approval with such Participant or Grantee (as the case may be) and his associates (as such term is defined in the Listing Rules) abstaining from voting. A circular must be sent to the Shareholders disclosing the identity of the Participant or Grantee (as the case may be) and the number and terms of the Options granted and to be granted. The number and terms of Options to be granted to such Participants or Grantee, as the case may be, shall be fixed before Shareholders’ approval is sought and the date of the Board meeting for proposing such further grant shall be taken as the Date of Grant of an Option for the purpose of calculating the Subscription Price.

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8.6
The maximum number of Shares referred to in paragraph 8.1 to 8.5 shall be adjusted, in such manner as the Auditors shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with paragraph 10 whether by way of capitalization of profits or reserves, rights issue, consolidation, reclassification, reconstruction, subdivision or reduction of the share capital of the Company.

9	REDEMPTION OF OPTIONS AFTER EXERCISE

9.1
Notwithstanding any other provision of this Scheme, the Board shall be entitled at its discretion at any time and from time to time to cancel any Option, either in whole or in part, which has been validly exercised by a Grantee, by giving notice in writing to the Grantee stating that such Option is thereby cancelled.

9.2
If any Option shall be cancelled pursuant to paragraph 9.1, the Grantee shall, subject as hereinafter provided, be entitled to receive a refund of the Subscription Price paid on exercise of such Option together with a payment in cash to compensate him for such cancellation, such refund and payment to be made within 14 business days of the Company giving notice of such cancellation. Once such refund and payment has been made by the Company, the Grantee shall have no other claim against the Company and shall waive any such claims in connection with any Option so cancelled. The amount of payment shall be calculated by reference to the following formula :

(A x B) – C

where

A	is the number of Shares that would have been issued on exercise of the Option (the “Applicable Shares”);

B
is the average closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange for the five business days immediately preceding the date of the Company receives notice of exercise of the Option; and

C	is the aggregate Subscription Price for the Applicable Shares,

provided that (i) if the same shall result in a negative figure there shall be no entitlement to any such payment and (ii) if the Subscription Price shall not be the same for all the Applicable Shares, separate calculations shall be made in respect of each portion of the Applicable Shares for which the Subscription Price shall be the same, as if such rights of cancellation had been exercise separately in respect of each such proportion of Applicable Shares. Any payment made by the Company pursuant to the foregoing provisions shall be charged to its retained profits or otherwise accounted for in accordance with the generally accepted accounting principles which apply at the time of the relevant payment.

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10	REORGANISATION OF CAPITAL STRUCTURE

10.1
In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable or this Scheme remains in effect, and such event arises from a capitalization of profits or reserves, rights issue, consolidation, sub-division or reduction of the share capital of the Company or otherwise howsoever, then, in any such case the Company shall instruct the Auditors or independent financial adviser to the Company to certify in writing the adjustment, if any, that ought in their opinion fairly and reasonably to be made either generally or as regards any particular Grantee, to :

(a)	the number or nominal amount of Shares subject to Option(s) already granted and to this Scheme (insofar as it is/they are unexercised); and/or

(b)	the Subscription Price of any Option(s),

and an adjustment as so certified by the Auditors or the independent financial adviser to the Company shall be made, provided that :

(i)
the Auditor or independent financial adviser shall confirm to the Directors in writing that the adjustment (other than any made on a capitalization issue) satisfy the requirements set out in the note to Rule 17.03(13) of the Listing Rules;

(ii)	no such adjustment shall be made the effect of which would be to enable a Share to be issued at less than its nominal value;

(iii)	such adjustment must give a Participant the same proportion of the equity capital of the Company as that to which that person was previously entitled; and

(iv)	the issue of securities of the Company as consideration in a transaction shall not be regarded as a circumstance requiring any such adjustment.

In respect of any such adjustments, other than any made on a capitalization issue, the Auditors or independent financial adviser to the Company must confirm to the Directors in writing that the adjustments satisfy the requirements of the relevant provisions of the Listing Rules.

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10.2
If there has been any alteration in the capital structure of the Company as referred to in paragraph 10.1 above, the Company shall, upon receipt of a notice from a Grantee in accordance with paragraph 6.2, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made in accordance with the certificate of the Auditors or the independent financial adviser to the Company obtained by the Company for such purpose or, if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the Auditors or the independent financial adviser to the Company as soon as practicable thereafter to issue a certificate in that regard in accordance with paragraph 10.1 above.

10.3
In giving any certificate under this paragraph 10, the Auditors or independent financial adviser to the Company shall be deemed to be acting as experts and not as arbitrators and their certificate shall, in the absence of manifest error, be final and binding on the Company and all persons who may be affected thereby.

11	SHARE CAPITAL

11.1
The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorized share capital of the Company. Subject thereto, the Board shall make available sufficient authorized but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

12	ALTERATION OF THIS SCHEME

12.1
The alteration of this Scheme are governed by Chapter 17 of the Listing Rules and this Scheme cannot be altered to the advantage of Grantees or prospective Grantees of Options except with the prior sanction of an ordinary resolution of the Company in general meeting with Participants and their associates abstaining from voting.

12.2	Furthermore, the provisions in this Scheme relating to the matters set out in Rule 17.03 of the Listing Rules must not be altered except with the prior approval of the Shareholders in general meeting.

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12.3
Any alteration to the terms and conditions of this Scheme which are of a material nature or any change in the terms of Options granted or any change to the authority of the Board must be approved by the Shareholders, except where the alterations take effect automatically under the existing terms of this Scheme.  Any amended terms of this Scheme or the Options under such scheme must still comply with the relevant requirements of Chapter 17 of the Listing Rules.

13	TERMINATION

13.1
The Company by ordinary resolution in general meeting or the Board may at any time terminate the operation of this Scheme and in such event no further Options will be offered or granted but in all other respects the provisions of this Scheme shall remain in full force and effect in respect of Options granted under this Scheme but not yet exercised at the time of its termination. Options complying with the provisions of Chapter 17 of the Listing Rules which are granted during the life of this Scheme and which remain unexpired immediately prior to the termination of the operation of this Scheme shall continue to be exercisable thereafter.

13.2
Upon such termination, details of the Options granted (including Options exercised or outstanding) under this Scheme are required under the Listing Rules to be disclosed in the circular to Shareholders seeking approval of the first new scheme established thereafter.

14	MISCELLANEOUS

14.1
This Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Participant, and the rights and obligations of any Participant under the terms of his or her office or employment shall not be affected by his or her participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

14.2
This Scheme shall not confer on any person any legal or equitable right (other than those rights constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

14.3	The Company shall bear the costs of establishing and administering this Scheme.

14.4	A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to holders of Shares generally.

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14.5
Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong or at such other address as notified to the Grantee from time to time and, in the case of the Grantee, his or her address in Hong Kong as notified to the Company from time to time.

14.6	Any notice or other communication served by post :

(a)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

14.7
All allotments and issue of Shares will be subject to all necessary consents under any relevant legislation for the time being in force in Hong Kong, People’s Republic of China, the place where the Company is incorporated and any other relevant jurisdictions, and a Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Scheme.

14.8
The Board shall have the power from time to time to make or vary regulations for the administration and operation of this Scheme, provided that the same are not inconsistent with the provisions of this Scheme. The Board shall also have the power to delegate its powers to grant Options to Participants and to determine the Subscription Price, to the Company’s chairman from time to time.

14.9	This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.